Exhibit (a)10.2


                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT by and between Air Products and Chemicals, Inc., a Delaware corporation (hereinafter "Air Products" or the "Company"), with its principal office in Allentown, Pennsylvania, and John R. Owings (the "Executive"), an individual residing at 5851 Teal Lane, Long Grove, Illinois 60047, dated and effective as of April 18, 2002.

     WHEREAS, the Board of Directors of the Company (the "Board"), upon the recommendation of the Management Development and Compensation Committee of the Board (the "Committee"), has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Chief Financial Officer of the Company, and the Executive desires to serve in that capacity;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. The Company shall employ the Executive, and the
        -----------------
Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on or before June 1, 2002 (the "Employment Date") and ending on May 31, 2007 (the "Employment Period"). The Employment Period shall automatically renew beginning on June 1, 2007, for periods of one year unless one party gives written notice to the other, at least 60 days prior to the end of the initial or any one-year renewal period, that the Agreement shall not be further extended. In addition, the Executive's employment may be terminated as provided below in Section 4.

     2. Position and Duties.
        -------------------

        (a) During the Employment Period, the Executive shall be employed as the Chief Financial Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company (the "CEO") and perform such duties for the Company as are related typically to the office of chief financial officer in the manner reasonably directed by the CEO, in his sole discretion.

        (b) During the Employment Period, and excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and services on corporate, civic or charitable boards or committees not significantly interfering with the performance of his responsibilities to the Company, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.

     3. Compensation.
        ------------

        (a) Base Salary. During the Employment Period, the Executive shall
            -----------
receive an annual base salary of $450,000, payable in accordance with the regular payroll practices of the Company. The Executive's base salary shall be reviewed on October 1, 2003.

        (b) Initial Bonus and Stock Awards. The Executive shall be paid an
            ------------------------------
initial bonus of $150,000 which will be included in Executive's first regular pay cycle after employment, subject to normal withholding and employment taxes; and shall be granted non-statutory stock options and deferred stock units under the Company's Long-Term Incentive Plan in accordance with and subject to the terms and conditions set forth in the form of awards agreement appended hereto as Exhibit A. In addition, the Executive shall be eligible to receive, for the portion of the Employment Period ending with the Company's fiscal year 2002 on 30 September 2002, a minimum bonus of $100,000 pursuant to the Company's Annual Incentive Plan.

        (c) Other Benefits.  During the Employment Period: (i) the Executive
            --------------
shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company holding positions at the salary grade applicable to Executive's position; (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuation, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other senior executives of the Company; and (iii) the Executive shall be entitled to, and the Company shall provide the Executive with, five weeks of paid vacation during each calendar year, the annual stipend for financial counseling, estate planning and tax preparation provided for other senior executives, currently $8,000 annually, and the Company's change in control arrangements applicable to other senior executives as in effect from time to time.

        (d) Expenses.  During the Employment Period, the Executive shall be
            --------
entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

        (e)   (i) Special Retirement Benefit.  In addition to benefits earned
                  --------------------------
under any qualified or nonqualified retirement plan or arrangement maintained by the Company, the Executive shall earn a supplemental normal retirement benefit, payable from the Company's general assets, equal to (1) minus the sum of (2) and
(3) (the "Pension Enhancement"), where:

          (1) is the normal retirement benefit that the Executive would have received under the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees and Supplementary Pension Plan as each may be amended from time to time (together, the "Pension Plans"), if the Credited Service as defined in the Pension Plans included Executive's service while employed by Motorola, Inc. ("Motorola") beginning on May 1, 1973.

          (2) is the normal retirement benefit earned by the Executive under the Pension Plans; and

          (3) is the normal retirement benefit earned by the Executive under any qualified and/or nonqualified defined benefit plan(s) sponsored by Motorola. Any benefit payable in the form of a lump sum will be converted to an annuity based on an interest rate of 6% and the 1983 Unisex Group Annuity Mortality Tables.

The Executive shall earn a nonforfeitable right to the Pension Enhancement on the fifth anniversary of the Employment Date or on an earlier Date of Termination to the extent and as provided in Section 5. When the Executive earns a nonforfeitable right to all or some of the Pension Enhancement under the terms of this Agreement, Vesting Service as defined in the Pension Plans shall include Executive's service while employed by Motorola.

              (ii) Notwithstanding the provisions of subsection (i), the Pension Enhancement calculated under subsection (i) shall be paid in the form, and at the time, elected by the Executive with respect to his benefit and/or as provided for under the Supplementary Pension Plan; provided, however, that any such Pension Enhancement benefit payment(s) shall be actuarially equivalent, determined using the actuarial assumptions set forth in the Supplementary Pension Plans for the corresponding calculations of the retirement benefit due under the Supplementary Pension Plan, to the supplemental normal retirement benefit calculated under subsection (i).

              (iii) In the event Executive dies before the commencement of benefits under this paragraph but after earning a nonforfeitable right to the Pension Enhancement his surviving spouse shall receive the pre-retirement spousal benefit associated with the Pension Enhancement, calculated and payable in the same manner as the pre-retirement spousal benefit under the Supplementary Pension Plan and with the corresponding pre-retirement spousal benefit offsets for the calculation in subsection (i).

              (iv) For purposes of subsections (i) and (ii), "normal retirement benefit" shall mean a monthly benefit payable in the form of a single life annuity commencing on the first day of the month coincident with or next following the date on which the Executive attains age 65.

        (f) Temporary Living and Moving Expenses.  The Company shall provide
            ------------------------------------
temporary housing for the Executive in a suitable residence in the vicinity of its offices and shall pay the cost of the Executive commuting between such residence and his current residence in Long Grove, Illinois until the Executive relocates his residence to the vicinity of the Company's corporate headquarters located in Allentown, Pennsylvania, on or before September 1, 2003. The Company shall also reimburse Executive for moving and home seeking and buying expenses incurred by Executive in accordance with its relocation policy for other senior executives including the Full Home Sale Assistance Program as to which the Company agrees that the stated limitations as to property value are waived for the Executive.

     4. Termination of Employment.
        -------------------------

        (a) Death or Disability.  The Executive's employment and the Employment
            -------------------
Period shall terminate automatically upon the Executive's death or long term disability during the Employment Period. "Disability" shall be as defined under the Company's Long Term Disability Plan.

        (b) By the Company.  The Company may terminate the Executive's
            --------------
employment during the Employment Period for Cause or without Cause. "Cause" means

              (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or

              (ii) the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 8 of this Agreement); provided that no act or failure to act on the Executive's part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company.

        (c) Good Reason.  The Executive may terminate employment for Good Reason
            -----------
or without Good Reason.  "Good Reason" means:

              (i) the assignment to the Executive of any duties inconsistent in any material respect with paragraph (a) of Section 2 of this Agreement; or

              (ii) material failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

              A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given). A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days' advance written notice of the termination.

        (d) Date of Termination. The "Date of Termination" means the date of the
            -------------------
Executive's death, the date of the Executive's Disability, the date the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination.

     5. Obligations of the Company upon Termination.
        -------------------------------------------

        (a) By the Company Other Than for Cause; or By the Executive for Good
            -----------------------------------------------------------------
Reason. If, during the Employment Period, the Company terminates the Executive's
------
employment (other than for Cause) or the Executive terminates employment for Good Reason, the Executive's right to the accrued Pension Enhancement calculated based on the Executive's service to the Date of Termination shall become nonforfeitable; and the Executive shall be entitled to a lump sum payment (before taxes) equal to one year's current base salary, plus a 100% target bonus for Executive's salary grade (currently 55% of base salary). The Company shall also pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to, (1) the Executive's base salary through the Date of Termination that has not yet been paid and an amount representing a 100% target bonus for the Executive's salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Annual Bonus Amount"),
(2) any accrued but unpaid vacation pay, and (3) similar unpaid items that have accrued or to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses; provided, however, that the Company's obligation to make any payments under this paragraph(a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit). As further consideration for the Executive's Release, the Company shall execute a release in favor of Executive, on the date the Release becomes irrevocable, substantially in the form attached hereto as Annex 2.

        (b) Death or Disability.  If the Executive's employment is terminated by
            -------------------
reason of the Executive's death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In such event, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than with respect to the accrued Pension Enhancement, which, subject to and conditioned upon the execution and non-revocation of a Release, shall become nonforfeitable and shall be calculated on the basis of the Executive's service to the Date of Termination and as provided under Section 3(e) of this Agreement; and for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit.

        (c) By the Company for Cause; By the Executive Other than for Good
            --------------------------------------------------------------
Reason. If the Executive's employment is terminated by the Company for Cause
------
during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive the Executive's base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit; provided however, that, in the event of such voluntary termination by the Executive where the Date of Termination occurs on or after the third anniversary of the Employment Date, and subject to and conditioned on the execution and non-revocation of the Release, the Executive shall have a nonforfeitable right to 50% of the Pension Enhancement calculated on the basis of the Executive's service to the Date of Termination.

     6. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or
        -------------------------
limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     7. No Mitigation.  In no event shall the Executive be obligated to seek
        -------------
other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     8. Confidential Information; Non-solicitation; Non-competition.
        -----------------------------------------------------------

        (a) The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to confidential information of the Company and its affiliates, and, therefore, he agrees to be subject to the Employee Patent, Copyright and Confidential Information Agreement of the Company appended hereto as Exhibit B.

        (b) The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive's employment by the Company and for two years after the Date of Termination or the expiration of the final Employment Period, the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is engaged in any manner anywhere in any business which , as of the Date of Termination or expiration of the final Employment Period, as applicable, is engaged in by the Company, has been reviewed with the CEO for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.

        (c) The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b), induce any person who is an employee, officer, director, or agent of the Company, or any subsidiary or affiliate, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company or of any subsidiary or affiliate of the Company, including without limitation those who commence such positions with the Company or any such subsidiary or affiliate after the Date of Termination.

        (d) For the purposes of this Section 8, the term "Company" shall be deemed to include Air Products and the subsidiaries and affiliates of Air Products.

        (e) The Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and its subsidiaries and affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive's own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.

        (f) The Executive further acknowledges and agrees that a breach of the restrictions in this Section 8 will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to
(i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of this
Section 8, and (iii) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Section 8, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this
Section 8 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

        (g) If the Executive breaches his obligations under this Section 8, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

     9. Successors.
        ----------

        (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     10. Arbitration.  The Company and the Executive mutually consent to the
         -----------
resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Allentown, Pennsylvania, of all claims or controversies, other than a claim which is primarily for equitable relief or an injunction to enforce a right or remedy under Section 8 of this Agreement, arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such. The parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration and each party shall bear its legal fees and expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within twelve months of the time that party knew, or should have known, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

     11. Legal Fees.  The Company agrees to pay all legal fees incurred by the
         ----------
Executive in connection with the negotiation and preparation of this Agreement up to $7,500.

     12. Miscellaneous.
         -------------

        (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      If to the Executive:
                      -------------------
                      Mr. John R. Owings
                      5851 Teal Lane
                      Long Grove, Illinois 60047

                      With a required copy to:
                      -----------------------
                        Gardner, Carton & Douglas
                        -------------------------
                        321 North Clark Street, Suite 3400
                        ----------------------------------
                        Chicago, Illinois 60610-4795
                        ----------------------------
                           Attention: Gregory K. Brown
                           ---------------------------


                      If to the Company:
                      -----------------

                      Air Products and Chemicals, Inc.
                      7201 Hamilton Boulevard
                      Allentown, PA  18195-1501
                           Attention: General Counsel

                      With a required copy to:
                      -----------------------

                      Morgan, Lewis & Bockius LLP
                      1701 Market Street
                      Philadelphia, PA  19103
                           Attention: Robert J. Lichtenstein

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.


        (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

        (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

        13. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 8 and 10.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


AIR PRODUCTS AND CHEMICALS, INC.


By
  -----------------------               -------------------------
  Chairman, President and               EXECUTIVE
   Chief Executive Officer

                                     ANNEX 1

                                 GENERAL RELEASE
                                 ---------------

1. I, Executive, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of April 18, 2002 (the "Agreement") with Air Products and Chemicals, Inc. (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of, and my retirement from, my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.
Section 2000e et seq., the Pennsylvania Human Relations Act, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages to the extent in force for executives of the Company serving in similar capacities generally, for actions taken on behalf of the Company within the scope of his employment by the Company.

        2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

        3. I hereby agree and recognize that my employment by the Company was
permanently and irrevocably severed on                    , 20   and the Company
                                       -------------------    --
has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

        4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

        5. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

        6. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at
                           , Attention:  General Counsel.
---------------------------

        7. I hereby further acknowledge that the terms of Section 8 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

        Intending to be legally bound hereby, I execute the foregoing
Release this     day of               20   .
             ---        -------------   ---


------------------------                             --------------------
Witness                                              Executive

                                     ANNEX 2

                                     RELEASE
                                     -------

        1. Air Products and Chemicals, Inc., on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Air
Products"), for and in consideration of the release of            ("Executive")
                                                       -----------
executed in connection with the Agreement dated as of 18 April, 2002 between
Air Products and Executive (hereinafter the "Agreement"), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive , his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause of thing whatsoever from the beginning of Executive's employment with Air Products to the date of this Release arising from or relating in any way to Executive's employment relationship and the termination of his employment relationship with Air Products, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Air Products and Executive, other than the Agreement and the Employee Patent, Copyright and Confidential
Information Agreement entered into by Executive on       , and any common law
                                                   ------
claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of Executive's' employment.

        2. Subject to the limitations of paragraph 1 above, Air Products expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Air Products understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

        3. Air Products hereby certifies that it has been advised by counsel in the preparation and review of this Release.

        Intending to be legally bound hereby, Air Products executes the
foregoing Release this      day of              20  .
                       ----        ------------   --

                                            Air Products and Chemicals, Inc.


                                            By:
----------------------------                    ----------------------------
Witness

                                    Exhibit A


                                   16 May 2002



Subject:  2002 Long-Term Incentive Plan Awards

Dear Executive:

In consideration of your decision to join the Air Products team, and to recognize your potential contributions to our business, align your accountabilities and goals with our global strategy, and provide you with a competitive pay and wealth accumulation opportunity, you are hereby granted the following 2002 Awards under the Air Products Long-Term Incentive Plan:

      o A Nonstatutory Stock Option to purchase 100,000 shares of Air Products Common Stock at a purchase price of $52.19 per share, which is 100% of the 15 May 2002 Fair Market Value of a share of Common Stock;

      o 3,000 Cycle 1B and 6,000 Cycle 2 Performance Share Deferred Stock Units for performance periods ending with fiscal year 2002, each Unit being equivalent in value to one share of Common Stock; and

      o 4,000 Special Deferred Stock Units with a three-year deferral period, each Unit being equivalent in value to one share of Common Stock.


Your 2002 Awards have been approved by authority of the Management Development and Compensation Committee of the Board of Directors (the "Committee"), subject to and contingent upon your agreement to the conditions described in Schedule A (the "Conditions"). Please countersign this letter, make a copy for your records, and return the original of the letter to Jim Bell by 31 May 2002 in acknowledgement of your receipt of a copy of the text of the Long-Term Incentive Plan (the "Plan"), and your agreement to be bound by the provisions of the Plan, the Conditions and by any determinations made by the Committee with respect to your 2002 Awards as contemplated or permitted by the Plan and/or the Conditions.

This letter, together with Schedules A, B, C, and D appended hereto, constitutes the agreement governing your 2002 Awards (this "Awards Agreement"). Your 2002 Awards are also at all times subject to the applicable provisions of the Plan. Neither your 2002 Awards, this Awards Agreement or the Plan constitute a contract of employment, nor do they guarantee your continued employment for any period required for all or any of your 2002 Awards to vest or become exercisable, or to be earned or paid out. Except as indicated in this Awards Agreement, all capitalized words used herein have the meanings described in the Plan.

WITNESSETH the due execution of this Awards Agreement at Allentown, Pennsylvania effective as of the 15th day of May 2002 intending to be legally bound hereby.

                                         AIR PRODUCTS AND CHEMICALS, INC.



                                         By:  /s/ John P. Jones III
                                            -----------------------------
                                               John P. Jones III




ACKNOWLEDGED AND AGREED this 20th day of May 2002.



                                            EXECUTIVE


                                                 /s/ John R. Ownings
                                            -----------------------------







Schedules

                                   SCHEDULE A


      2002 AWARDS UNDER THE PLAN ARE SUBJECT TO THE FOLLOWING CONDITIONS:

1. You continue to comply with the terms of your employee patent and trade secret agreement and with all other agreements with, and obligations and duties to, the Company and any of its subsidiaries and affiliates (together, the "Company"), and refrain from conducting yourself in a manner adversely affecting the Company;

2. Without limiting the generality of the foregoing, while employed by the Company and for two years following your separation from service with the Company for any reason, you

     Refrain from engaging in any activity in competition with the Company, whether as an officer, director, employee, consultant, advisor, agent, broker, independent contractor, partner, shareholder, or principal of any corporations, partnership, proprietorship, firm, association, person or other entity;

     Refrain from undertaking any employment or activity wherein the fulfillment of your duties would call upon you to reveal, to make judgments on, or otherwise to use any "confidential information" of the Company;

     Refrain from directly or indirectly, either for yourself or for any other person, diverting or taking away or attempting to divert or take away (or calling on or soliciting or attempting to call on or solicit) any of the Company's customers or patrons, including but not limited to those upon whom you called or whom you solicited or with whom you became acquainted while employed by the Company; and

     Refrain from directly or indirectly or by action in concert with others, inducing or influencing (or seeking to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.

If, in the Committee's sole discretion, it is determined that you have breached any of the foregoing Conditions, after notice by registered mail directed to your last known address, all of your outstanding awards under the Plan will be completely terminated. Notwithstanding any other provisions hereof, following or in connection with a Change in Control, the foregoing Conditions shall lapse and be of no further force or effect.

                                   SCHEDULE B

                           NONSTATUTORY STOCK OPTIONS


Vesting and Expiration. You can first purchase shares of Common Stock ("Shares")
----------------------
as follows: (i) up to one-third of the Shares may be purchased on or after 15 May 2005 and (ii) up to an additional one-third of such Shares may be purchased on or after 15 May 2006 and 2007, respectively. The Options cannot be exercised with respect to fractional Shares, and accordingly, the number of Shares will be rounded down to the nearest Share on the first two of the foregoing dates and up to the nearest Share on the third such date to eliminate fractional Shares. The Options were granted on 15 May 2002 and will continue for a period of ten (10) years and one day from such grant date and will expire and no longer be exercisable on 16 May 2012.

How to Exercise. You may purchase Shares by delivering to the Company at its
---------------
principal offices in Allentown, Pennsylvania, written notice of exercise of the Option on forms to be provided by the Company and the full purchase price of the Shares. Payment of the purchase price may be made in cash; by the delivery of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell the Shares and deliver to the Company on the settlement date the portion of the proceeds representing the purchase price and any taxes to be withheld; or by delivery or attestation of ownership of other shares of Common Stock owned by you. Payment of any taxes required to be withheld at the time of exercise may be made in cash (including from a broker on the settlement date) or by having the number of Shares acquired in the exercise reduced by an amount equal in value to the amount of such taxes required to be withheld.

In the event of a Change in Control, Options become exercisable earlier than described above. You would be able to purchase all of the Shares following the later of a Change in Control or the first date more than six months from 15 May 2002 following a Change in Control. Further, during the 30-day period following a Change in Control, Options may be surrendered for payment of 100% of the "spread" between the value of the Shares (as said value is defined in Section 10(a)(A) of the Plan), and the purchase price.

Termination of Stock Options at End of Employment. Options terminate as of the
-------------------------------------------------
close of business on the last day of your employment with the Company (or a Subsidiary), unless your employment ends due to your death, Disability, or Retirement on or after 15 May 2005, in which case the Options will be extended for the remaining term of the award (that is, will become vested and be exercisable) as if you had continued to be an active employee of the Company.

Assignment and Transfer. Options are nonassignable and nontransferable except to
-----------------------
your Designated Beneficiary; by will or by the laws of descent and distribution; or by gift to family members or to trusts of which only family members are beneficiaries (but only on and after the date upon which, and to the extent, such Option has become exercisable and subject to such administrative procedures and to such restrictions and conditions as the officers of the Company shall determine to be consistent with the purposes of the Plan and the interests of the Company and/or to be necessary or appropriate for compliance with all applicable tax and other legal requirements). Subject to the foregoing, you may so transfer Options by gift only by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of the intent to transfer the Options on forms to be provided by the Company.

                                   SCHEDULE C

                              DEFERRED STOCK UNITS


PERFORMANCE SHARES. Deferred Stock Units known as Performance Shares will earn
------------------
out at the end of Fiscal Year 2002 and entitle you to receive from the Company at the end of the Deferral Period a Share of Common Stock (and related Dividend Equivalents) but only if and to the extent the following Operating Return on Net Assets (ORONA) objectives ("Performance Objectives") are attained by the Company for the respective periods specified.

Performance Objectives

                   CYCLE 1B                                  CYCLE 2
        ---------------------------------       --------------------------------

        FY01/02
        AVERAGE                   Earnout          FY02                Earnout
         ORONA*                   Factor           ORONA                Factor
         -----                    ------           -----                ------
         12.0%                     150%            12.0%                 200%
         11.75%                    100%            11.0%                 100%
         11.0%                     50%             10.9%                  75%
         10.9% or below            0%              10.8%                  50%


*The ORONA achieved for FY01 was 11.1%.



ORONA calculations will be based upon the Company's Consolidated Operating Income divided by the average (5 point) net segment assets for the appropriate fiscal period. Upon the Committee's determination of the extent to which Performance Objectives have been attained, any Performance Shares (and related Dividend Equivalents) not earned out will be completely forfeited in their entirety.

Performance Share Deferral Period

The Deferral Period which applies to one-half of the Cycle 1B and all of the Cycle 2 Performance Shares ends on the earlier of (i) the date two years following your Retirement or Disability, and (ii) your death, but in no event earlier than 15 May 2003. The Deferral Period which applies to the other half of the Cycle 1B Performance Shares ends on 15 May 2003.

SPECIAL DEFERRED STOCK UNITS. Special Deferred Stock Units will entitle you to
----------------------------
receive from the Company at the end of the Deferral Period a Share of Common Stock (and related Dividend Equivalents) for each Unit. The Deferral Period which applies to the Special Deferred Stock Units ends on 15 May 2005.

PAYMENT OF DEFERRED STOCK UNITS. Except as provided in the next paragraph,
-------------------------------
payment in respect of Deferred Stock Units, together with related Dividend

Equivalents, will be made only following the end of the applicable Deferral Period. Payment of Deferred Stock Units will be delivered net of appropriate taxes and may be made in Shares, cash or both, as determined by the Committee.

Following or in connection with a Change in Control, the Committee may in its sole discretion determine to pay in full any or all outstanding Deferred Stock Units, together with any Dividend Equivalents, for the period for which such Units have been outstanding, notwithstanding that the Performance Objectives have not yet been achieved or that the Deferral Periods as to such Deferred Stock Units have not been completed. Such payment may be in cash or in Shares, or a combination thereof, as determined by the Committee, and will be due and payable to you following the Committee's determination to pay said Deferred Stock Units, but in no event earlier than the occurrence of a Change in Control. If paid in cash, you will receive payment of an amount in respect of each Deferred Stock Unit equal to a Share of Common Stock valued as prescribed by the formula set forth in Plan Section 10(e).

TERMINATION OF DEFERRED STOCK UNITS AT END OF EMPLOYMENT. Your Performance Share
--------------------------------------------------------
Deferred Stock Units terminate automatically as of the close of business on the last day of your employment with the Company (or a Subsidiary), unless your employment ends due to your death, Disability or Retirement on or after 15 May 2003. Your Special Deferred Stock Units terminate automatically as of the close of business on the last day of your employment with the Company (or a Subsidiary), unless your employment ends due to your death, Disability or Retirement on or after 15 May 2003.

                                   SCHEDULE D

                               CERTAIN DEFINITIONS


"Retirement" as used in Schedules B and C means separating from service with the Company or a Subsidiary with the right to begin receiving immediate payment(s) of all or some of the Pension Enhancement as defined and as provided in the Employment Agreement between Executive and the Company dated and effective as of 18 April 2002.

"Disability" means permanent and total disability of an employee as determined by, or under delegation of authority to management from, the Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Committee (or its delegate) deems necessary and desirable.

                                   Exhibit B

AIR PRODUCTS AND CHEMICALS, INC.
STYLIZED LOGO
--------------------------------------------------------------------------------

       EMPLOYEE PATENT, COPYRIGHT, AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration of my employment by Air Products and Chemicals, Inc., its divisions, affiliates and subsidiaries (all, collectively, referred to hereinafter as the Company), I agree that I will:

A. Communicate to the Company promptly and fully in writing, in such format as the Company may deem appropriate, all inventions made or conceived by me whether alone or jointly with others from my time of entering the Company's employ until I leave, and as requested, to assign to the Company those of such inventions which (1) relate to a field of business, research or investigation in which the Company has an interest, or (2) result from, or are suggested by, any work which I may do for or on behalf of the Company;

B. Make and maintain adequate permanent records of all such inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, in keeping with then current Company procedures. I agree that these records, as well as the inventions themselves, shall be and remain the property of the Company at all times;

C. Cooperate with and assist the Company and its nominees, at their sole expense, during my employment and thereafter, in securing and protecting patent rights in which I am a named inventor or other similar rights in the United States and foreign countries. In this connection, I specifically agree to execute all papers which the Company deems necessary to protect its interests including the execution of assignments of invention and to give evidence and testimony, as may be necessary, to secure and enforce the Company's rights;

D. Except as the Company may otherwise authorize in writing, not use or disclose to others, reproduce or copy at any time, except as my Company duties may require, either during or subsequent to my employment, any private information of the Company or of others as to whom the Company has an obligation of confidentiality which may come to my attention or be developed by me during the course of my employment other than information which is or becomes public knowledge in a lawful manner;

E. Upon termination of my employment with the Company, deliver to it all records, data and memoranda of any nature which are in my possession or control and which relate to my employment or the activities of the Company, including, for example, notebooks, diaries, reports, photographs, films, manuals and computer software media.

F. Following termination of my employment, honor and abide by my continuing obligation of confidentiality. I agree that, in any situation which arises and involves a question of my freedom to disclose particular information to a subsequent employer or anyone else, I will contact the Company in writing and elicit its opinion on my freedom to make such a disclosure.

It is also agreed that:

G. All creative works which I produce during my employment and which relate to the Company's business or technology shall be considered to have been prepared for the Company as a part of and in the course of my employment. Any such work shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. Such works shall include, among other things, computer programs and documentation, non-dramatic literary works (e.g. professional papers and journal articles), visual arts (e.g. pictorial, graphic and three dimensional), sound recordings, motion pictures and other audiovisual works.

H. Nothing in this agreement shall bind me or the Company to any specific period of service or employment, nor shall the termination of such employment in any way affect the obligations assumed by me herein. Further, this agreement replaces any and all prior agreements or understandings between me and the Company concerning these subjects;

I. This agreement shall bind my heirs, executors, and administrators, and shall inure to the benefit of the successors and assigns of the Company.

J. I will not disclose to any other employee of the Company any information as to which I owe a continuing obligation of confidentiality to a previous employer or client. Any inventions, patented or unpatented, which were made or conceived by me prior to my employment are excluded from the operation of this agreement, and I warrant that there are no such inventions, other than those listed by me in the space provided on the attached Prior Invention(s) List.

                                                                          (L.S.)
                                    --------------------------------------
                                            Signature of Employee
WITNESS: --------------------------


DATED: ----------------------------

      (List invention information on the attached Prior Invention(s) List.)

                                   Exhibit B


                             PRIOR INVENTION(S) LIST

 ATTACHMENT TO EMPLOYEE PATENT, COPYRIGHT AND CONFIDENTIAL INFORMATION
                                   AGREEMENT

            Dated: --------------------------------------


         -------------------------------------------------------------
                                  Employee Name


                  --------------------------------------------
                                      Date




             Description of                            Patent Numbers or                       Assignment or disposition
               Invention                              Application Numbers                    employee has made or will make
                                                           (if any)                                   of invention

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------

-----------------------------------------    --------------------------------------     -----------------------------------------





                                                                        ---------------------------------------------------------
                                                                                           Employee Signature

                                                                        ---------------------------------------------------------
                                                                                                  Date
WITNESS:
            ------------------------------------------------

DATED:
         ---------------------------------------------------

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